FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:

Tom McDonald

Chief Financial Officer

(603) 324-3000, x4232

SSI Investments II Limited Reports Third Quarter Fiscal 2013 Results

NASHUA, NH, December 11, 2012 - SSI Investments II Limited (“SSI II”), a parent company of Skillsoft Limited (formerly Skillsoft PLC), a  provider of cloud based learning solutions for customers worldwide, today announced financial results for its third fiscal quarter of fiscal 2013.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of Skillsoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from Skillsoft PLC to Skillsoft Limited (“Skillsoft”).

On October 14, 2011, the Company announced that its indirect subsidiaries, Skillsoft Corporation and Skillsoft Ireland Limited, completed their acquisition of the Element K business from NIIT Ventures, Inc., an indirect subsidiary of NIIT Limited (the “Element K acquisition”).

On September 25, 2012, the Company announced that it completed its unconditional cash offer made by its indirect subsidiary, Skillsoft Ireland Limited, for the entire issued and to be issued share capital of ThirdForce Group plc as structured under Irish law (the “ThirdForce acquisition”).

The Company's management has furnished in this press release and the accompanying financial information certain financial measurements that are not in accordance with generally accepted accounting principles (GAAP) in the United States, such as non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue.  As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income.  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance, including merger and integration related expenses, revenue reductions and incremental expenses related to purchase accounting as a result of the Acquisition, the Element K acquisition and the ThirdForce acquisition and business realignment strategy charges.  DSOs from non-GAAP revenue exclude fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, the Element K acquisition and the ThirdForce acquisition and include revenues from the business prior to the Element K acquisition and the ThirdForce acquisition.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of DSOs from the current period to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

Fiscal 2013 Third Quarter Results

The Company reported total revenue of $95.7 million for the third quarter ended October 31, 2012 of the fiscal year ending January 31, 2013 (fiscal 2013), which represented a $10.2 million increase from the $85.5 million reported in the third quarter ended October 31, 2011 of the fiscal year ended January 31, 2012 (fiscal 2012).  The components of revenues are as follows (amounts in millions):

	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012
Revenues....................................................................................................................................................................	$99.8	$87.9
Fair value adjustments to deferred revenue from the Acquisition...................................................	(0.3)	(0.8)
Fair value adjustments to deferred revenue from the Element K acquisition............................	(0.9)	(1.6)
Fair value adjustments to deferred revenue from the ThirdForce acquisition............................	(1.4)	-
Adjustment to revenue from termination payment to former Element K customer...............	(1.5)	-
	$95.7	$85.5

Of the $10.2 million increase in revenues, approximately $6.5 million is related to revenues generated from the Element K business following the Element K acquisition, approximately $3.6 million is related to additional revenues generated from an increase in current and prior period bookings, as compared to revenues generated from bookings in the same period in fiscal 2012 and approximately $1.8 million is related to revenues generated from the ThirdForce business following the ThirdForce acquisition.  This increase was partially offset by $0.2 million related to a net reduction from the fair value adjustments to acquired deferred revenue in purchase accounting related to the aforementioned acquisitions and approximately $1.5 million related to a termination payment made to a former Element K customer as part of continuing cost saving integration efforts, which payment was classified as a reduction of revenue for GAAP purposes.

The Company’s deferred revenue at October 31, 2012 was approximately $177.6 million, which represented a $23.7 million increase from the $153.9 million reported at October 31, 2011.  The components of deferred revenues are as follows (amounts in millions):

	October 31, 2012	October 31, 2011
Deferred revenue....................................................................................................................................................	$186.7	$169.6
Unamortized fair value adjustments to deferred revenue from the Acquisition........................	(0.1)	(1.5)
Unamortized fair value adjustments to deferred revenue from the Element K acquisition..	(1.2)	(14.2)
Unamortized fair value adjustments to deferred revenue from the ThirdForce acquisition.	(7.8)	-
	$177.6	$153.9

Of the $23.7 million increase in deferred revenue, approximately $11.6 million is related to deferred revenues from the ThirdForce business, approximately $6.6 million is related to a net decrease from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, the Element K acquisition and the ThirdForce acquisition, and approximately $5.5 million is related to increased billings from current year and prior period bookings.

The Company’s net loss was $18.3 million for the third quarter of fiscal 2013 as compared to $20.1 million for the third quarter of fiscal 2012.  The Company’s net loss in the third quarter of fiscal 2013 includes the impact of the Acquisition, the Element K acquisition and the ThirdForce acquisition, the significant components of which are as follows (amounts in millions):

	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012
Fair value adjustments to deferred revenue in purchase accounting.............................................	$2.6	$2.4
Amortization of intangible assets related to content and technology..............................................	14.0	16.4
Fair value adjustments to prepaid commissions in purchase accounting.....................................	(0.3)	(0.2)
Acquisition related expenses..............................................................................................................................	3.2	1.5
Restructuring expenses........................................................................................................................................	2.4	2.2
Merger, integration and related costs.............................................................................................................	4.0	1.0
Amortization of intangible assets.....................................................................................................................	15.8	16.2
Interest expense from new borrowings..........................................................................................................	16.5	15.4
	$58.2	$54.9

Gross margin was 76% for the Company’s fiscal 2013 third quarter as compared to 71% for the fiscal 2012 third quarter.  The increase in gross margin for the fiscal 2013 third quarter is primarily due to the overall increase in revenues primarily as a result of the Element K acquisition and the ThirdForce acquisition, as well as a decrease in the amortization of intangible assets related to content and technology from purchase accounting of $2.4 million from the Acquisition.

Research and development expenses remained flat at $13.0 million in the fiscal 2013 third quarter as compared to the fiscal 2012 third quarter.  Although the overall expenses remained flat, there was a decrease in outsourced software and content development expenses of approximately $1.5 million, which was partially offset by incremental software and content development related headcount expenses of approximately $1.5 million.  Research and development expenses were 14% of revenue for the fiscal 2013 third quarter as compared to 15% for the fiscal 2012 third quarter, primarily due to the increase in revenues.

Sales and marketing expenses increased to $33.4 million in the fiscal 2013 third quarter from $29.2 million in the fiscal 2012 third quarter. Approximately $2.5 million of this increase represents incremental costs related to the Element K business. In addition, we incurred $1.8 million of incremental investments in Skillsoft’s core business, which includes additional headcount costs and commission expense as well as approximately $0.4 million in additional marketing programs. These increases were partially offset by a reduction in consulting fees of $0.6 million as a result of certain initiatives concluding in the prior period. Sales and marketing expenses were 35% of revenue for the fiscal 2013 third quarter as compared to 34% for the fiscal 2012 third quarter, primarily due to the increase in revenues offset by the aforementioned net increase in expenses.

General and administrative expenses increased to $10.3 million in the fiscal 2013 third quarter from $7.8 million in the fiscal 2012 third quarter.  Approximately $1.8 million of this increase is related to the fees incurred in connection with the re-financing of the Company’s borrowing arrangements and $0.7 million is related to increased compensation and professional service expenses from Skillsoft’s core business.  General and administrative expenses were 11% of revenue for the fiscal 2013 third quarter as compared to 9% for the fiscal 2012 third quarter, primarily due to the increase in revenues offset by the aforementioned increase in expenses.

Acquisition related expenses increased to approximately $3.2 million in the fiscal 2013 third quarter primarily due to activity related to the ThirdForce acquisition, as compared to $1.5 million in the fiscal 2012 third quarter, which related to activities associated with the Element K acquisition.

Merger and integration related expenses increased to approximately $4.0 million in the fiscal 2013 third quarter as compared to $1.0 million in the fiscal 2012 third quarter.  The $4.0 million includes approximately $1.1 million of costs associated with exiting vendor obligations, professional fees and headcount costs associated with transition activities and process integration activities from the Element K acquisition and the ThirdForce acquisition and approximately $2.9 million of expenditures for long-term cost savings initiatives, which can be added back to adjusted EBITDA under our debt covenants.

Interest expense increased to $16.5 million for the fiscal 2013 third quarter from $15.4 million in the fiscal 2012 third quarter.  The increase in interest expense is primarily due to the incremental borrowings under our senior credit facilities incurred in connection with the Element K acquisition and the ThirdForce acquisition.

For the nine months ended October 31, 2012, the Company’s tax benefit was $12.2 million and consisted of a cash tax provision of $2.9 million and a non-cash tax benefit of $15.1 million.  This compares to a $14.0 million tax benefit reported for the nine months ended October 31, 2011, which consisted of a cash tax provision of approximately $2.8 million and a non-cash tax benefit of approximately $16.8 million.  The Company recorded a tax benefit in both the fiscal 2013 third quarter and the fiscal 2012 third quarter due to the Company’s loss from operations.

Non-GAAP adjusted EBITDA for the fiscal 2013 third quarter was $38.8 million as compared to $31.0 million for the fiscal 2012 third quarter.  The components of Non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012
Net loss, as reported............................................................................................................................	$(18.3)	$(20.1)
Interest expense, net...........................................................................................................................	15.9	15.3
Depreciation and amortization..........................................................................................................	1.1	0.8
Amortization of intangible assets....................................................................................................	29.7	32.5
Benefit for income taxes....................................................................................................................	(4.3)	(5.1)
EBITDA.......................................................................................................................................................	24.1	23.4

Other (income) expense, net............................................................................................................	0.2	(0.4)
Sponsor fees............................................................................................................................................	0.4	0.4
Consulting and advisory fees..........................................................................................................	0.3	0.7
Restructuring expenses......................................................................................................................	2.4	2.2
Acquisition related expenses............................................................................................................	3.2	1.55
Merger, integration and related costs............................................................................................	4.0	1.0
Debt repricing and financing fees..................................................................................................	1.8	-
Loss from discontinued operations................................................................................................	0.1	-
Fair value adjustments to prepaid commissions in purchase accounting...................	(0.3)	(0.2)
Fair value adjustments to deferred revenue in purchase accounting...........................	2.6	2.4
Non-GAAP adjusted EBITDA............................................................................................................	$38.8	$31.0

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of the revolving credit facility lenders only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time). The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions. The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of October 31, 2012, the Company was in compliance with this financial covenant and all nonfinancial covenants.

The Company had approximately $43.0 million in cash, cash equivalents and restricted cash as of October 31, 2012 as compared to $29.0 million as of January 31, 2012.  This increase is primarily due to the proceeds from the issuance of the senior credit facilities, net of fees of $45.1 million, related to the ThirdForce acquisition and cash provided by operations of $37.8 million.  The increase was partially offset by cash paid for the ThirdForce acquisition, net of cash received of $62.3 million, principal payments on the Company’s senior credit facilities of $1.9 million and purchases of property and equipment of $5.7 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2013 third quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs from non-GAAP revenues were 6 days in the fiscal 2013 third quarter as compared to 10 days in the third quarter of fiscal 2012 and 6 days in the second quarter of fiscal 2013.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues were 77 days in the fiscal 2013 third quarter, as compared to 73 days as in the third quarter of fiscal 2012, and 79 days in the second quarter of fiscal 2013.

Supplemental financial information will be available on the Company’s web site, www.skillsoft.com, at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Tuesday, December 11 2012 at 8:30 a.m. EST to discuss the Company’s fiscal 2013 third quarter financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 77545460.  The live conference call will be available via the Internet by accessing the Skillsoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EST on December 12, 2012 until 11:59 p.m. EST on December 19, 2012. The replay number is 855-859-2056 or 404-537-3406 for international callers, passcode: 77545460. A webcast replay will also be available on Skillsoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of Skillsoft Limited, a pioneer in the field of learning with a long history of innovation. Skillsoft provides cloud based learning solutions for its customers worldwide, ranging from global enterprises, government, and education to mid-sized and small businesses. Skillsoft's customer support teams draw on a wealth of in-house experience and a comprehensive learning e-library to develop off-the-shelf and custom learning programs tailored to cost-effectively meet customer needs. Skillsoft's courses, books and videos have been developed by industry leading learning experts to ensure that they maximize business skills, performance, and talent development.

Skillsoft currently serves over 5,000 customers and more than 13,000,000 learners around the world.  Skillsoft is on the web at www.skillsoft.com.

Skillsoft courseware content described herein is for information purposes only and is subject to change without notice. Skillsoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

Skillsoft, the Skillsoft logo, Skillport, Search & Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue, Quickskill and inGenius are trademarks or registered trademarks of Skillsoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on our operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; our ability to introduce new products; that our business is subject to currency fluctuations that could adversely affect our operating results; that we may be unable to protect our proprietary rights and other factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, as filed with the SEC on April 30, 2012.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  The forward-looking statements contained in this press release reflect our expectations as of the date hereof and, except as required by applicable securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

###

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011

Revenues	$95,733	$85,481	$278,792	$242,117
Cost of revenues	9,001	8,588	28,147	23,424
Cost of revenues - amortization of intangible assets	13,952	16,411	46,486	48,383

Gross profit	72,780	60,482	204,159	170,310

Operating expenses:
Research and development	12,988	13,047	39,824	39,115
Selling and marketing	33,442	29,165	100,285	85,725
General and administrative	10,295	7,787	27,731	23,563
Amortization of intangible assets	15,790	16,171	46,496	47,557
Acquisition related expenses	3,177	1,535	3,576	2,394
Merger and integration related expenses	1,110	1,035	9,828	1,035
Restructuring	2,373	2,170	2,855	2,170

Total operating expenses	79,175	70,910	230,595	201,559

Other (expense) income, net	(202)	431	(1,149)	(1,223)
Interest income	592	67	632	138
Interest expense	(16,491)	(15,353)	(49,759)	(45,289)

Loss before provision for income taxes	(22,496)	(25,283)	(76,712)	(77,623)

Provision for income taxes - cash	637	792	2,880	2,792
Benefit for income taxes - non-cash	(4,916)	(5,931)	(15,095)	(16,814)

Net loss before discontinued operations	$(18,217)	$(20,144)	$(64,497)	$(63,601)

Loss from discontinued operations, net of an income tax benefit of $32 and $390 for the three and nine months ended October 31, 2012, respectively	48	-	585	-

Net loss	$(18,265)	$(20,144)	$(65,082)	$(63,601)

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	October 31, 2012	January 31, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$42,855	$28,908
Restricted cash	141	108
Accounts receivable, net	92,065	181,574
Deferred tax assets	9,137	5,236
Assets held for sale	-	8,686
Prepaid expenses and other current assets	28,408	33,098

Total current assets	172,606	257,610

Property and equipment, net	11,569	9,305
Goodwill	634,284	597,395
Intangible assets, net	476,260	540,826
Deferred tax assets	158	3,072
Other assets	23,897	22,358

Total assets	$1,318,774	$1,430,566

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$3,305	$2,384
Accounts payable	7,233	10,997
Accrued expenses	56,072	63,982
Deferred tax liabilities	17,909	4,176
Liabilities held for sale	-	4,940
Deferred revenue	177,598	242,130

Total current liabilities	262,117	328,609

Long term debt	755,812	712,309
Deferred tax liabilities	28,991	54,489
Other long term liabilities	7,789	6,172
Total long-term liabilities	792,592	772,970

Total stockholders' equity	264,065	328,987

Total liabilities and stockholders' equity	$1,318,774	$1,430,566

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Nine Months Ended October 31,	Nine Months Ended October 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(65,082)	$(63,601)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,725	3,013
Amortization of intangible assets	92,982	95,940
Recovery of bad debts	(43)	(78)
Benefit for income taxes - non-cash	(15,485)	(16,814)
Non-cash interest expense	3,590	3,347
Non-cash loss on extinguishment of debt	254	-
Loss on disposition of assets	152	-
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	98,389	71,588
Prepaid expenses and other current assets	6,056	1,796
Accounts payable	(8,603)	(2,835)
Accrued expenses, including long-term	(12,166)	3,930
Deferred revenue	(65,957)	(55,682)
Net cash provided by operating activities	37,812	40,604
Cash flows from investing activities:
Purchases of property and equipment	(5,683)	(4,618)
Proceeds on disposition of assets	96	-
Acquisition of ThirdForce, net of cash received	(62,332)	-
Acquisition of Element K, net of cash received	-	(109,448)
Acquisition of 50 Lessons, net of cash received	-	(3,820)
(Increase) decrease in restricted cash, net	(33)	(59)
Net cash used in investing activities	(67,952)	(117,945)
Cash flows from financing activities:
Proceeds from capital contribution	-	325
Proceeds received on note for sale of TCE	840	-
Proceeds from issuance of Senior Credit Facilities, net of issuance costs and original issue discount	45,062	85,434
Principal payments on Senior Credit Facilities	(1,894)	(4,605)
Net cash used in financing activities	44,008	81,154
Effect of exchange rate changes on cash and cash equivalents	79	942
Net increase in cash and cash equivalents	13,947	4,755
Cash and cash equivalents, beginning of period	28,908	35,199
Cash and cash equivalents, end of period	$42,855	$39,954